As filed with the Securities and Exchange Commission on March 12, 2021

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Johnson Controls International plc

(Exact name of registrant as specified in its charter)

Ireland	98-0390500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Albert Quay

Cork, Ireland

353-21-423-5000

(Address of Principal Executive Offices)

Johnson Controls International plc 2021 Equity and Incentive Plan

(Full title of the plan)

John Donofrio

Executive Vice President and General Counsel

(Name and address of agent for service)

5757 N. Green Bay Avenue

Milwaukee, Wisconsin 53209

(414) 524-1200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Ordinary Shares, par value $0.01	55,000,000 Ordinary Shares	$58.14	$3,197,700,000	$348,870

(1)

This Registration Statement relates to 55,000,000 Ordinary Shares, par value $0.01 per share (the “Ordinary Shares’), of Johnson Controls International plc issuable under the Johnson Controls International plc 2021 Equity and Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on March 5, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Johnson Controls International plc (the “Registrant”) are hereby incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020.

3.

The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2021 annual general meeting of shareholders filed with the Commission on January 22, 2021 that are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

4.

The Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2021. Notwithstanding the foregoing, portions of documents containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this Registration Statement.

5.

The description of the Registrant’s ordinary shares, included in the Registrant’s Current Report on Form 8-K12B filed with the Commission on November 17, 2014, which includes a description of the Registrant’s ordinary shares, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of filing of this Registration Statement and prior to such time as the Registrant files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Statements made in this Registration Statement or in any document incorporated by reference in this Registration Statement as to the contents of any contract or other document are not necessarily complete. In each instance we refer the reader to the copy of the contract or other document filed as an exhibit to this Registration Statement or as an exhibit to the documents incorporated by reference.

The financial statements incorporated by reference in this Registration Statement have been prepared in accordance with accounting principles generally accepted in the United States of America and the applicable accounting requirements of the Exchange Act and do not constitute the Irish statutory financial statements of the Registrant and its consolidated subsidiaries required pursuant to the Irish Companies Act 2014. The Irish statutory financial statements of the Registrant and its consolidated subsidiaries for the current fiscal year addressed in materials incorporated by reference into this prospectus will be published prior to, and considered at, the Registrant’s next annual general meeting and are expected to be filed with the Irish Companies Registration Office within the period permitted by Irish law.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The articles of association of the Registrant provide that it shall indemnify, to the fullest extent permitted by Irish company law, every member of the board of directors and the company secretary against all costs, charges, losses, expenses and liabilities incurred by them in the execution and discharge of their duties or in relation thereto including liability incurred by them in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as an officer or employee of the Registrant and in which judgment is given in their favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part) or in which they are acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to them by a court.

In respect of any current or former executive officer of the Registrant (excluding any present or former member of the board of directors or any company secretary), or any person who is serving or has served at the request of the Registrant as a director or executive officer of another company, joint venture, trust or other enterprise, including any subsidiary of the Registrant (each individually, a “Covered Person”), the Registrant’s articles of association provide that it shall (1) indemnify them, to the fullest extent permitted by Irish company law, against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which they were or are threatened to be made a party, or are otherwise involved (a “proceeding”), by reason of the fact that they were or are a Covered Person; provided, however, that any Covered Person shall not be indemnified by the Registrant against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Registrant, or (b) such Covered Party’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of the Registrant and (2) indemnify each Covered Person in the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Registrant against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Registrant, or for conscious, intentional or willful breach of their obligation to act honestly and in good faith with a view to the best interests of the Registrant, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

In addition, the Registrant has entered into a Deed of Indemnification (the “Ireland Indemnification Agreement”) with each of its directors, joint secretaries and executive officers (the “Indemnified Persons”). In addition, Tyco Fire & Security (US) Management, Inc., a Nevada corporation that is a subsidiary of the Registrant (“Management”) has entered an Indemnification Agreement with each of the Indemnified Persons (the “Management Indemnification Agreement,” and, together with the Ireland Indemnification Agreement, the “Indemnification Agreements”).

The Ireland Indemnification Agreement provides that if an Indemnified Person was, is or becomes a party to, or witness or other participant in, or is threatened to be made a party to, witness or other participant in, a proceeding by reason of being a director, secretary, officer or employee of the Registrant or while a director, secretary or officer of the Registrant is or was serving at the request of the Registrant or an affiliate of the Registrant as a director, officer, secretary, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, body corporate, company, joint venture, employee benefit plan, trust or other enterprise, then the Registrant will indemnify the Indemnified Person against all expenses, liability or loss to the fullest extent permitted by law. The Management Indemnification Agreement provides that if an Indemnified Person was, is or becomes a party to, or witness or other participant in, or is threatened to be made a party to, witness or other participant in, a proceeding by reason of being a director, secretary, officer or employee of the Registrant or while a director or secretary of the Registrant is or was serving at the request of Management as a director, officer, secretary, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, body corporate, company, joint venture, employee benefit plan, trust or other enterprise, then Management will indemnify the Indemnified Person against all expenses, liability or loss to the fullest extent permitted by law. An Indemnified Person will not be entitled to indemnification in connection with a proceeding initiated by an Indemnified Person against the Registrant or any of its affiliates or any director, officer or employee of the Registrant or any of its affiliates except in certain circumstances set forth in the Indemnification Agreements. Under the Management Indemnification Agreement, the Indemnified Person will be entitled to advancement of reimbursement by Management of expenses upon receipt by Management of an undertaking by the Indemnified Person to repay all amounts paid or reimbursed by Management if it is ultimately determined that such criteria for indemnification have not been satisfied. The Indemnification Agreements also provide for the Registrant to consider whether to make the advancement of reimbursement to the Indemnified Person in respect of the relevant liability. No indemnification will be paid pursuant to the Indemnification Agreements (1) on account of any proceeding in which final and nonappealable judgment is rendered against an Indemnified Person for an accounting of profits from the purchase or sale of securities of the Registrant pursuant to Section 16(b) of the Exchange Act, (2) if a court finally determines that the indemnification is not permitted under applicable law (3) on account of any proceeding pursuant to which the Indemnified Person has been convicted of a crime constituting a felony or (4) on account of any proceedings brought by the Registrant or any of its subsidiaries against the Indemnified Person.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit

(4.1)	Memorandum and Articles of Association of Johnson Controls International plc, as amended by special resolutions dated September 8, 2014, August 17, 2016 and March 7, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed with the Commission on May 3, 2018).

(4.2)	Johnson Controls International plc 2021 Equity and Incentive Plan (incorporated by reference to Annex B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on January 22, 2021).

(5)	Opinion of Arthur Cox.

(23.1)	Consent of PricewaterhouseCoopers LLP.

(23.2)	Consent of Arthur Cox (contained in Exhibit (5).

(24)	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on or before March 12, 2021.

JOHNSON CONTROLS INTERNATIONAL PLC

By:	/s/ John Donofrio
John Donofrio
Executive Vice President & General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on or before March 12, 2021, by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints John Donofrio and Richard J. Dancy, and each of them individually, his or her attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ George R. Oliver George R. Oliver	Chairman, Director, and Chief Executive Officer (Principal Executive Officer)

/s/ Oliver Leonetti Oliver Leonetti	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert M. VanHimbergen Robert M. VanHimbergen	Vice President and Corporate Controller (Principal Accounting Officer)

/s/ Jean Blackwell Jean Blackwell	Director

/s/ Pierre Cohade Pierre Cohade	Director

/s/ Michael E. Daniels Michael E. Daniels	Director

/s/ Juan Pablo del Valle Perochena Juan Pablo del Valle Perochena	Director

/s/ W. Roy Dunbar W. Roy Dunbar	Director

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/s/ Gretchen R. Haggerty Gretchen R. Haggerty	Director

/s/ Simone Menne Simone Menne	Director

/s/ Jürgen Tinggren Jürgen Tinggren	Director

/s/ Mark P. Vergnano Mark P. Vergnano	Director

/s/ R. David Yost R. David Yost	Director

/s/ John D. Young John D. Young	Director

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